Exhibit 99.1
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154
FOR IMMEDIATE RELEASE
FEBRUARY 10, 2009

CONTACTS:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 marc.rowland@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES
OFFERING OF $300 MILLION OF SENIOR NOTES

OKLAHOMA CITY, OKLAHOMA, FEBRUARY 10, 2009 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it is commencing a public offering of an additional $300 million of its existing 9.50% Senior Notes due 2015.  Chesapeake intends to use the net proceeds from the offering to repay outstanding indebtedness under its revolving bank credit facility, which it anticipates reborrowing from time to time to fund drilling and leasehold acquisition initiatives and for general corporate purposes.

The senior notes are being offered pursuant to a shelf registration statement filed on January 27, 2009 with the U.S. Securities and Exchange Commission.  Chesapeake intends to list the notes on the New York Stock Exchange after issuance.

The notes issued in this offering will be issued as additional securities under an indenture pursuant to which Chesapeake issued $1.0 billion of its 9.50% Senior Notes due 2015 on February 2, 2009.  The notes issued in this offering and the existing notes will be treated as a single class of notes under the indenture.

Banc of America Securities LLC and Deutsche Bank Securities will act as joint book-running managers for the senior notes offering. Copies of the preliminary prospectus supplement relating to the offering may be obtained from the offices of Banc of America Securities LLC, Attn: Prospectus Department, 100 West 33rd Street, New York, NY 10001, (646) 733-4166.  An electronic copy of the preliminary prospectus supplement will be available on the website of the Securities and Exchange Commission at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the expected consummation of the offering described and the use of proceeds. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectations expressed.

Chesapeake Energy Corporation is one of the largest producers of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Barnett Shale, Haynesville Shale, Fayetteville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States.